EX-99.28(p)(2)

AXS INVESTMENTS LLC

CODE OF ETHICS

This is the Code of Ethics (the “Code”) of AXS Investments LLC (“AXS”). The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Act”) and the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

Who is Subject to the Code?

The Code applies in its entirety to all “Access Persons” of AXS. “Access Persons” include:

□	Every partner, director, officer, and employee of AXS;

□	Every natural person (whether or not an employee of AXS) who is subject to the AXS’s supervision and control who (i) has access to nonpublic information regarding a Fund’s purchase or sale of securities, (ii) who is involved in making securities recommendations to a Fund, or (iii) who has access to securities recommendations to a Fund that are nonpublic.

The CCO is responsible for identifying all Access Persons, and for informing them of their reporting obligations under the Code.

Part A of the Code also applies to all “Supervised Persons” of AXS, including Supervised Persons who are not Access Persons. “Supervised Persons” include (i) all of AXS’s Access Persons; (ii) all of AXS’s employees; (iii) any other person who provides investment advice on behalf of AXS and is subject to AXS’s supervision and control; and (iv) any other person deemed by AXS’s Chief Compliance Officer (“CCO”) to be a Supervised Person for purposes of this Code (provided that such person is provided written notice of the determination thereof).

The table below summarizes which parts of the Code apply to which persons:

Part	Title	Applicable to
A	General Principles and Standards	All Supervised Persons
B	Transaction Restrictions	Access Persons only
C	Reporting	Access Persons only
D	Definitions	(Used throughout the Code)

THINGS YOU NEED TO KNOW TO USE THE CODE

1.	The terms “Beneficial Ownership,” “Covered Security,” “Family/Household,” and “Fund” (in boldface type throughout the Code) have specific meanings as used in the Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code as Part D.

2.	The CCO has authority to grant written waivers of the provisions of the Code in appropriate instances. However:

□	AXS expects that waivers will be granted only in rare instances; and

□	Some provisions of the Code are prescribed by Securities and Exchange Commission (“SEC”) rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons submit certain reports and obtain preclearance of certain transactions.

3.	Part B of the Code requires Access Persons to fill out certain Reporting Forms. You may obtain copies of these Reporting Forms from the CCO.

4.	The CCO will review the terms and provisions of the Code at least annually and make amendments as necessary. The CCO must provide a copy of the Code, and a copy of any amendment to the Code, to each person covered by the Code.

You must familiarize yourself with the Code and acknowledge your receipt of the Code (and any amendment thereto). On an annual basis, you will be required to confirm that you have read and understand the Code and have complied with its requirements by certifying the Code of Ethics Acknowledgement.

A.	GENERAL PRINCIPLES AND STANDARDS (All Supervised Persons)

General Principles – As an investment adviser to investment companies registered under the Investment Company Act of 1940, AXS has a duty of loyalty to act in the best interests of the Funds, its sole clients. This obligation includes the responsibility to make full and fair disclosure of all facts that may be material to an investor in a Fund, especially where AXS’s (or a Supervised Person’s) interests may conflict with those of a Fund. In carrying on its daily affairs, AXS and its Supervised Persons are required to act in a fair, lawful and ethical manner, and in accordance with the federal securities laws and the rules and regulations imposed by the SEC.

Specifically, it is generally improper for AXS or persons covered by the Code to:

□	use for their own benefit (or the benefit of anyone other than a Fund) information about AXS’s or any Subadviser’s trading or investment recommendations for a Fund; or

□	take advantage of investment opportunities that would otherwise be available for a Fund.

AXS expects all persons covered by the Code to comply with the spirit of the Code, as well as the specific rules contained in the Code applicable to the person. AXS treats violations of the Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or spirit of the Code, AXS may take disciplinary measures against you, including imposing penalties or fines, reducing your compensation, demoting you, requiring the unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. With respect to Access Persons, failing to file required reports, or making inaccurate or misleading reports or statements concerning trading activity or securities accounts, would also violate the Code. Your conduct can violate the Code even if neither AXS nor any Fund is harmed by your conduct.

Standards of Business Conduct – You are expected to act in accordance with the requirements of the Act, the 1940 Act, and all other U.S. federal securities laws, and the fiduciary principles articulated above. AXS, as a fiduciary, has an obligation to act consistent with the Act, 1940 Act, and other U.S. federal securities laws, and also to place the interests of the Funds above its own.

To that end, you should avoid not only conflicts of interest that could compromise AXS’s ability to act in the Funds’ best interests, but also any appearance of such conflict.

To ensure that AXS is properly disclosing all applicable material conflicts of interest, you are required to report to the CCO any actual or potential conflicts of interest between AXS (or any of its personnel, including you) and any Fund that are not already disclosed.

You must report any violations of the Code promptly to the CCO.

B.	TRANSACTION RESTRICTIONS (Access Persons only)

Private Placements – Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just a Covered Security) in a private placement,1 except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. If preclearance is obtained, it is valid until the private placement transaction closes.

Initial Public Offerings – Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just a Covered Security) in an initial public offering, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason.

C.	REPORTING (Access Persons only)

One of the most complicated parts of complying with the Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions For example, certain categories of trust accounts are covered, as are certain investment pools in which you might participate and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Beneficial Ownership, Covered Security, and Family/Household in the “Definitions” section (Part D) at the end of the Code.

Note that you must file the reports described below even if you have no holdings, transactions or accounts to list in the reports.

Copies of all Reporting Forms may be obtained from the CCO. The CCO shall be responsible for periodically reviewing personal securities transactions and holdings. For purposes of reviewing the CCO’s own transactions and reports under the Code, the functions of the CCO shall be performed by the Chief Operating Officer or his or her designee.

Initial Holdings Reports – No later than 10 calendar days after you joined AXS or otherwise became an Access Person, you must submit to the CCO an Initial Holdings Report (See Exhibit C), which must indicate the submission date thereof.

The Initial Holdings Report requires you to provide account statements that include all Covered Securities (including title and type of security and certain other information) in which you or any members of your Family/Household have Beneficial Ownership.2 It also requires you to list all brokers, dealers, and banks with which you or any members of your Family/Household maintained an account in which any security (not just Covered Securities) were held for your direct or indirect benefit on the date you joined AXS or otherwise became an Access Person. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date you joined AXS or otherwise became an Access Person.

1	A “private placement” is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or section 4(a)(6) thereof, including any private placement made pursuant to Regulation D of the Securities Act.

2	The Initial Holdings Report, and/or the account statements attached thereto, must include, among other things, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which you or any members of your Family/Household have Beneficial Ownership.

Annual Holdings Reports – No later than February 14th of each year, you must submit to the CCO an Annual Holdings Report (See Exhibit D), which must indicate the submission date thereof.

The Annual Holdings Report requires you to provide account statements that include all Covered Securities (including title and type of security and certain other information) in which you or a member of your Family/Household had Beneficial Ownership as of December 31st of the prior year.3 It also requires you to list all brokers, dealers, and banks with which you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

Quarterly Account Statements – If you or any member of your Family/Household have Beneficial Ownership of Covered Securities in any account with any broker, dealer, or bank, you must, within 30 days of the end of each calendar quarter, provide the CCO with copies of account statements from such financial intermediary(ies) covering the entire quarter.4 See Exhibit E.

EXCEPTION: If you are unable to obtain account statements for any account in which you or any member of your Family/Household have Beneficial Ownership of Covered Securities, or otherwise have transactions in Covered Securities not held or reported through brokers, dealers or banks, you instead must submit to the CCO a Quarterly Transaction Report that includes these Covered Securities. You may obtain the required form of Quarterly Transaction Report from the CCO.

EXCEPTION: Note that Quarterly Transaction Reports need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3	The Annual Holdings Report, and/or the account statements attached thereto, must include, among other things, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which you or any members of your Family/Household have Beneficial Ownership.

4	The Account Statements, or Quarterly Transaction Report, must include the following information with respect to each transaction during the quarter involving a Covered Security in which you or any members of your Family/Household had, or as a result of the transaction acquired, any Beneficial Ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date the Access Person submits the report.

D.	DEFINITIONS

The terms Beneficial Ownership, Fund, Covered Security, Family/Household, and Fund have special meanings in the Code, which are explained below. If you have any doubt or questions about whether an investment or account is covered by these definitions, please ask the CCO. Please do not guess.

Beneficial Ownership means having any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Note, however, that you do not have Beneficial Ownership of holdings in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plan”) if neither AXS nor an AXS affiliate manages or advises the 529 Plan.

Beneficial Ownership is a very broad concept. Some examples of Beneficial Ownership include:

□	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

□	Securities in a person’s individual retirement account.

□	Securities in a person’s account in a 401(k) or similar retirement plan.

□	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of the trust and his or her family members are beneficiaries of such trust.

□	Securities owned by or for a partnership in which the person in a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

□	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other managers; unless the securities are held in (i) a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account; or (ii) in an account with respect to the person has no influence or control regarding any particular transaction made or to be made in the account and the adviser, broker, bank, trust company or other manager has made all investment decisions without informing the person as to the transaction until after the transaction has been effected. (just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is of the type described above, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions). A person wishing to take advantage of the exception described in (ii) above must receive the specific approval of the CCO after review by the CCO of the arrangement.[5]

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. You should ask the CCO if you have any questions or doubts about whether you (or a member of your Family/Household) would be considered to have Beneficial Ownership in any particular situation.

5	The CCO’s review of any such arrangement shall be informed by, among other things, the guidance provided in the IM Guidance No. 2015-03 published by SEC’s Division of Investment Management (June 2015).

Covered Security means anything that is considered a “security” under Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

□	Shares of open-end funds registered under the Investment Company Act of 1940 (i.e., “mutual funds”), other than shares of exchange-traded funds (ETFs) and the Funds, which are Covered Securities for purposes of the Code.

□	Direct obligations of the U.S. Government.

□	Bank certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

□	Shares of money market funds.

□	Shares of unit investment trusts that invest exclusively in one or more open-end funds registered under the Investment Company Act of 1940 (i.e., UITs that invest exclusively in mutual funds).

This is a very broad definition. It includes most kinds of investment instruments, including things you might not ordinarily think of as “securities,” such as:

□	options on securities, indexes or currencies;

□	investments in all kinds of limited partnerships and limited liability companies;

□	investments in foreign unit trusts and foreign mutual funds; and

□	investments in hedge funds and private investment funds.

Covered Securities also include shares of the Funds.

Your Family/Household members include:

□	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

□	Your children under the age of 18.

□	Your children who are 18 or older, unless they do not live in the same household as you and do not contribute in any way to their support.

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Fund means any investment company registered under the Investment Company Act of 1940 for which AXS serves as investment adviser as defined in Section 2(a)(2) of the Investment Company Act of 1940.